Exhibit 10.5

October 24, 2003

Mr. Frederick Sternberg
13320 Wrevham Court
Wellington. Fl 33414

This letter commemorates the agreement reached between Metropolitan Health Networks, Inc. (“Metcare” or “the Company”) and you effective July 1, 2003 with regard to the settlement of your employment contract following your March 6, 2003 resignation as President & CEO. As well , you have agreed to tender your resignation as Chairman of the Board immediately and as Director to be effective upon the resolution of the federal investigation and IRS obligations or next annual meeting, whichever comes first, but in no event later than December 31, 2003.

In addition, we have agreed as follows:

1.	The Company will review with you any press release announcing your resignation prior to issuance.

2.	You will be an invited guest to all Board meetings following your resignations as a Director, including telephonic meetings, and will be provided all materials provided to the Directors in connection with those meetings so long as Metcare has any outstanding exposure to the Internal Revenue Service for unpaid payroll taxes or is subject to the current U.S. Attorneys Office investigation.

3.	You will continue to receive the indemnification currently afforded you by the Company under Florida law and protection under the Company’s D & O policy, and issue a letter to you confirming such indemnification.

4.	The Company will reimburse you for reasonable legal fees incurred in defending yourself in matters relating to your role as an Officer and Director of the Company.

5.	Your access to the Company’s offices and network will be terminated. You will be provided temporary use of your Metcare email address and voice mailbox through year-end.

6.	You will cease direct communication with third parties on Company’s behalf. All Company-related communications to be directed to Mike Earley, President & CEO, Debbie Finnel, COO, or David Gartner, CFO.

7.	A settlement amount to include $180,000 plus a cell phone allowance of $4,500 will be paid you. This sum, $184,500, will be paid monthly over twelve months beginning July 1, 2003. Payments will be made consistent with the Company’s payroll cycle. In addition, you will receive 300,000 options to purchase common stock of the Company exercisable at the price of $0.46 per share.

8.	Metcare will continue to pay your Land Rover vehicle lease through its expiration in early 2004.

9.	The Company will continue your current life and health insurance benefit through December 2004.

10.	Your note payable to Company will be offset by your accrued vacation benefit and any unpaid, approved business expenses. The remaining balance, if any, will be forgiven.

11.	Your existing stock options will remain under their current terms and conditions.

Please review the above and indicate your agreement, if appropriate, below.

Sincerely,

/s/ Michael M. Earley
Michael M. Earley
President & CEO

Agreed:	/s/ Frederick Sternberg	Date: 10.24.03

Frederick Sternberg